Exhibit 10.34

Nassim Usman, Ph.D. Chief Executive Officer T. +1.650.266.8674 E. nusman@catbio.com 27 April, 2012

Harold E. Selick, Ph.D.

Dear Barry:

I am pleased to confirm your role as an Independent Director of Catalyst Biosciences, Inc. (“the Company”) Board of Directors effective 5 February, 2012.

While you are an Independent Director, the Company will compensate you at the rate of $15,000 annually to be paid quarterly in the amount of $3,750. You will be responsible for any taxes with respect to these payments. The Company will continue to reimburse you for all reasonable travel and out of pocket expenses incurred by you in performing Board activities.

If you have any questions please do not hesitate to contact me.

Sincerely,

Nassim Usman, Ph.D.

Chief Executive Officer

cc: Stephen Thau

CATALYST BIOSCIENCES, INC.  260 Littlefield Avenue  •  South San Francisco, CA 94080  •  p 650.871.0761  •  f 650.871.2475  •  www.catbio.com